Investment Sub-Advisory Agreement

AGREEMENT made as of this 4th day of May, 2007 by and between Sentinel Asset Management, Inc. (“SAM”), having its principal office at One National Life Drive, Montpelier, Vermont 05604, and GLOBALT, Inc. (“GLOBALT”), having its office at Terminus 100 Building, 3280 Peachtree Road NW, Suite 500, Atlanta, GA 30305.

WITNESSETH

WHEREAS, SAM is a party to an Investment Advisory Agreement dated as of March 1, 1993, as amended, between it and Sentinel Group Funds, Inc. (“Sentinel Funds”), a corporation organized under the laws of the State of Maryland, a series of which is Sentinel Georgia Municipal Bond Fund (“Fund”); and

WHEREAS, SAM wishes to employ GLOBALT and GLOBALT is willing to act as a investment sub-adviser to the Fund; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, SAM and GLOBALT agree as follows:

1. GLOBALT shall act as investment sub-advisor to the Fund. As such, it shall, subject to SAM’s supervision and the supervision of the Board of Directors of Sentinel Funds (“Board”), provide a complete program for the investment and reinvestment of the cash, securities, and other properties comprising the investment portfolio of the Fund in accordance with the investment policies and objectives of the Fund as reflected in the Fund’s Prospectus and Statement of Additional Information, as they may be amended from time to time (“Services”). As reasonably requested, GLOBALT shall periodically (a) provide SAM and the Board information regarding GLOBALT and the Services, (b) certify compliance with the Fund’s Prospectus, Statement of Additional Information and applicable laws, (c) review and provide sub-certifications relating to the Fund’s financial statements and pricing of portfolio securities.

2. GLOBALT shall select industries and companies and other entities to be represented in the investment portfolio of the Fund and shall carry out programs for the purchase and sale of the securities included or to be included in the investment portfolio. All activities will be regularly reported to SAM and the Sentinel Funds. GLOBALT shall place orders for the purchase and sale of portfolio securities for the account of the Fund with broker-dealers selected by GLOBALT. In executing portfolio transactions and selecting broker-dealers, GLOBALT will seek best execution on behalf of the Fund. In assessing the best execution available for any transaction, GLOBALT shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis). In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, GLOBALT may also consider the brokerage and research services in accordance with Section 28(e) of the Securities and Exchange Act of 1934, as amended (“Safe Harbor”). GLOBALT is authorized to direct trades to a broker-dealer who provides such brokerage and research services for a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, GLOBALT determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in accordance with the Safe Harbor.

In allocating investment opportunities or investment sale opportunities among the various accounts over which GLOBALT exercises investment discretion and which investment objectives and policies similar to those of the Fund, GLOBALT will employ procedures reasonably designed to assure that the Fund is treated fairly in relation to such other accounts.

GLOBALT shall authorize the vote and/or direct decisions on any proxies or corporate actions with respect to the Fund’s portfolio securities.

3. The initial portfolio managers of the Fund will be Megan L. Busby, Gregory E. Paulette and Gary E. Fullman. GLOBALT will immediately inform SAM of any changes in personnel assigned to the Fund’s account.

4. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of GLOBALT to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

5. SAM, for its part, shall at all times keep GLOBALT fully informed with regard to the funds available or to become available for investment, and, in general, the condition of the Fund’s affairs. SAM shall furnish GLOBALT with a certified copy of all financial statements and a signed copy of each report prepared by independent public accountants and with such other information with regard to the Fund’s affairs as GLOBALT may from time to time reasonably request. SAM shall provide GLOBALT with copies of the Sentinel Funds’ prospectus, statement of additional information, bylaws and Articles of Incorporation, and shall promptly furnish GLOBALT with any amendments or supplements to such documents.

6. For the services to be rendered by GLOBALT hereunder, SAM shall pay to GLOBALT a monthly fee at a rate of 0.225% per annum of the average daily net assets of the Fund.

7. This Agreement shall become effective upon approval by a vote of a majority of the outstanding voting securities, as such term is defined in the Investment Company Act of 1940, as amended (“Act”), of the Fund, and shall continue thereafter only so long as its continuance is specifically approved at least annually by vote of a majority of the outstanding voting securities, as such term is defined in the Act, of the Fund, or by the Board, including the approval by a majority of those directors who are not interested persons, as such term is defined in the Act, of any party to this Agreement, at a meeting called for the purpose of voting on such approval, provided, however, that (1) this Agreement may at any time be terminated without the payment of any penalty, either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, on 60 days written notice to GLOBALT, (2) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act), and (3) this Agreement may at any time be terminated by GLOBALT or SAM on 60 days written notice to the other party to this Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.

8. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder, GLOBALT shall not be subject to liability for any act or omission in the course or in connection with the rendition of services hereunder.

9. Any and all notices or other communications required or authorized to be given hereunder shall be in writing and either personally delivered or sent by first class mail, postage prepaid, or recognized overnight delivery service to the other party at its address set forth below or to such other address as such party may hereafter specify from time to time by written notice to the other party.

If to GLOBALT:

Legal Department
Terminus 100 Building
3280 Peachtree Road NW
Suite 500
Atlanta, Georgia 30305

If to SAM:

Law Department
Sentinel Asset Management, Inc.
One National Life Drive
Montpelier, Vermont 05604

10. This agreement shall be governed by, and construed in accordance with, the laws of the State of Vermont.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Sentinel Asset Management, Inc.	GLOBALT, Inc.

/s/ Christian Thwaites	/s/ Fredric A. Mann
Signature	Signature

Christian Thwaites	Fredric A. Mann
Print Name & Title	Print Name & Title